UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Dakota Gold Corp.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

April 2, 2025

DAKOTA GOLD CORP.

106 Glendale Drive, Suite A

Lead, South Dakota, 57754

(605) 717-2540

NOTICE OF 2025 ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders,

The 2025 annual meeting of stockholders of Dakota Gold Corp., a Delaware corporation, will be held at 106 Glendale Drive, Suite A, Lead, South Dakota, on Tuesday, May 13, 2025 at 8:00 a.m. Mountain Time. For instructions on how to attend and vote your shares at the annual meeting, see the information in the accompanying proxy statement. The 2025 annual meeting of stockholders will be held for the following purposes:

1.	To elect six directors to hold office until the 2026 annual meeting of stockholders or until their successors are elected;

2.	To ratify the appointment of Ernst & Young LLP, as the Company’s independent registered public accountant, for the fiscal year ending December 31, 2025;

3.	To approve an amendment to the Company’s 2022 Stock Incentive Plan to increase the number of shares of common stock reserved for issuance pursuant to awards under the plan from 6,250,000 shares to 10,750,000 shares; and

4.	To transact such other business that may properly come before the annual meeting or at any adjournment or postponement thereof.

The Board of Directors recommends a vote FOR each of the director nominees and FOR Proposals 2 and 3.

You are entitled to attend and vote at the annual meeting, or any postponement or adjournment of the annual meeting, if you are a holder of our common stock at the close of business on March 14, 2025. This proxy statement, proxy card and our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, are first being sent to stockholders on or around April 2, 2025.

Your vote is important. Whether or not you plan to attend the annual meeting, you are urged to vote as soon as possible to ensure your shares are represented and voted at the annual meeting.

How You Can Vote

We use the “Notice and Access” model permitted by the U.S. Securities and Exchange Commission for distributing our annual meeting materials electronically to certain stockholders. Some stockholders may also automatically receive our annual meeting materials in paper form. You may choose to receive your materials in either format. Please see “Internet Availability of Proxy Materials” on page 1 of the Proxy Statement for more information.

To make sure that your shares are represented at the annual meeting, please cast your vote by one of the following methods:

Online	Go to www.proxypush.com/DC and follow the instructions provided. You will need the Control Number provided on your proxy card.
Mail	Complete and sign a paper proxy card or instruction form and mail it in the postage-paid envelope.
During the Meeting	You may vote in person at the annual meeting.

If you are a beneficial stockholder and hold your shares through a broker, bank or other nominee:

You should follow the instructions in the Notice of Internet Availability of Proxy Materials or voting instructions provided by your broker or nominee. In these cases, you may vote by Internet or mail. You may vote your shares beneficially held through your broker if you attend the annual meeting and you obtain a legal proxy from your broker giving you the legal right to vote the shares at the annual meeting.

How You Can Access Proxy Materials Online

Important Notice Regarding the Availability of Proxy Materials for the 2025 annual meeting:

The Proxy Statement, Proxy Card and Annual Report on Form 10-Kfor the fiscal year ended December 31, 2024 are available on the Internet at https://odysseytrust.com/client/dakota-gold-2025.

We encourage stockholders to submit their votes in advance of the annual meeting.

April 2, 2025

Cordially,

/s/ Robert Quartermain
Robert Quartermain
Co-Chairman

TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING OF STOCKHOLDERS, PLEASE VOTE AS SOON AS POSSIBLE VIA THE INTERNET OR MAIL. STOCKHOLDERS WHO ATTEND THE ANNUAL MEETING IN PERSON MAY REVOKE THEIR PROXIES AND VOTE IN PERSON DURING THE ANNUAL MEETING IF THEY SO DESIRE.

Proxy Statement

DAKOTA GOLD CORP

106 Glendale Drive, Suite A

Lead, South Dakota 57754

This proxy statement is furnished to the stockholders of Dakota Gold Corp. (“Dakota Gold,” the “Company,” “we” or “our”) in connection with the solicitation of proxies by the board of directors of Dakota Gold Corp. (the “Board of Directors”) to be voted at the 2025 annual meeting of stockholders on May 13, 2025, or at any postponements or adjournments of the annual meeting. Our annual meeting is being held for the purposes set forth in the accompanying Notice of 2025 annual meeting of Stockholders. The proxy statement, proxy card and Annual Report on Form 10-K for the fiscal year ended December 31, 2024, were first made available to stockholders on or about April 2, 2025.

ABOUT THE MEETING

You have received these proxy materials because our Board of Directors is soliciting your proxy to vote your common stock at the 2025 annual meeting of stockholders to be held on May 13, 2025. This proxy statement describes matters on which we would like you to vote at our annual meeting. It also provides you with information on these matters so that you may make an informed decision.

INTERNET AVAILABILITY OF PROXY MATERIALS

We will furnish our proxy materials through “Notice and Access” via the Internet in accordance with the rules adopted by the Securities and Exchange Commission (the “SEC”). In accordance with the “Notice and Access” model, we will furnish a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders who will have the ability to access the proxy materials on the website referred to in the Notice or to request a printed set of proxy materials. The Notice will contain instructions on how to access our proxy materials and how to vote. In addition, stockholders may request proxy materials in printed form by mail or electronically by email by writing to our Chief Legal Officer at 106 Glendale Drive, Suite A, Lead, South Dakota, 57754 or at info@dakotagoldcorp.com. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual meetings.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL STOCKHOLDERS MEETING TO BE HELD ON MAY 13, 2025: The Proxy Statement, Proxy Card and Annual Report on Form 10-K for the fiscal year ended December 31, 2024, are available at https://odysseytrust.com/client/dakota-gold-2025.

HOW TO ATTEND THE ANNUAL MEETING

All stockholders (or their duly appointed proxies) as of the close of business on March 14, 2025 (the “record date”) may attend the annual meeting. If you are not a stockholder of record but hold your shares through a broker, bank or other holder of record (i.e., in “street name”) and wish to attend the annual meeting, you will need to provide proof of beneficial ownership on the record date, such as your most recent account statement as of the record date, a copy of the voting instruction card provided by your broker, bank or other holder of record, or other similar evidence of ownership. Registration and seating will begin at 7:30 a.m. Mountain time. Cameras, recording devices and other electronic devices will not be permitted at the annual meeting.

HOW YOU CAN VOTE

We encourage stockholders to submit their votes in advance of the annual meeting. You may elect to vote by one of the following methods.

If you are a stockholder of record or “registered stockholder”:

Online	Go to www.proxypush.com/DC and follow the instructions provided. You will need the Control Number provided on your proxy card.
Mail	Complete and sign a paper proxy card or instruction form and mail it in the postage-paid envelope.
During the Meeting	You may vote in person at the annual meeting.

If you are a beneficial stockholder:

You should follow the instructions in the Notice or voting instructions provided by your broker or nominee. In these cases, you may vote by Internet or mail. You may vote your shares beneficially held through your broker if you attend the annual meeting and you obtain a legal proxy from your broker giving you the legal right to vote the shares at the annual meeting.

HOUSEHOLDING

If you are the beneficial owner, but not a registered stockholder of the Company, and you share an address with other beneficial owners, your broker, bank, or other intermediary is permitted to deliver a single copy of this proxy statement and the accompanying proxy materials for all stockholders to your address, unless a stockholder has asked its broker, bank, or other intermediary for separate copies. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

•	To receive separate copies: If you would like to receive a separate copy of this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, or the materials for future meetings, you should notify your broker to discontinue householding and direct your written request to receive a separate copies of the proxy materials to Chief Legal Officer at our principal executive office located at 106 Glendale Drive, Suite A, Lead, South Dakota 57754 or at info@dakotagoldcorp.com and we will promptly deliver them to you.

•	To stop receiving separate copies: If you currently receive separate copies of these materials and wish to receive a single copy in the future, you will need to contact your broker, bank, or other intermediary to request householding of these materials.

PROPOSALS FOR THE 2025 annual meeting

At our annual meeting, stockholders will vote on the following three items of business:

1.	Proposal 1 – Election of Directors. To elect six directors to hold office until the 2026 annual meeting of stockholders or until their successors are elected.

2.	Proposal 2 – Ratification of Appointment of Independent Auditors. To ratify the appointment of Ernst & Young LLP, as the Company’s independent registered public accountant, for the fiscal year ending December 31, 2025.

3.	Proposal 3 – Approval of 2022 Stock Incentive Plan Amendment. To approve an amendment to the Company’s 2022 Stock Incentive Plan to increase the number of shares of common stock reserved for issuance pursuant to awards under the plan from 6,250,000 shares to 10,750,000 shares.

Stockholders will also vote on such other matters as may properly come before the annual meeting or any postponement or adjournment thereof.

Our Board of Directors recommends that you vote:

•	FOR the election of each of the six nominated directors (see “Proposal 1”);

•	FOR the ratification of the appointment of Ernst & Young LLP, as the Company’s independent registered public accountant, for the fiscal year ending December 31, 2025 (see “Proposal 2”); and

•	FOR the approval of the amendment to the Company’s 2022 Stock Incentive Plan to increase the number of shares of common stock reserved for issuance pursuant to awards under the plan from 6,250,000 shares to 10,750,000 shares (see “Proposal 3”).

With respect to any other matter that properly comes before the annual meeting, any of the officers named as proxy holder will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

SHARES ENTITLED TO VOTE

As of March 14, 2025, the record date for the annual meeting, we had 99,032,807 shares of common stock that were outstanding and are entitled to vote at the annual meeting. You can vote all of the shares that you owned on the record date. These shares include: (1) shares held directly in your name as the stockholder of record, and (2) shares held for you as the beneficial owner through a stockbroker, bank or other nominee.

Most stockholders hold their shares through a broker or other holder of record rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

•	Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Odyssey Trust Company, you are considered, with respect to those shares, the stockholder of record, and we have sent the Notice directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to the named proxy holder or to vote in person at the annual meeting. You may vote by proxy via the Internet by following the instructions provided in the Notice. If you request printed copies of the proxy materials by mail, you may also vote by filling out the proxy card included with the materials or by calling the toll-free number found on the proxy card.

•	Beneficial Owner. If your shares are held in a brokerage account, or by a bank or other holder of record, you are considered the beneficial owner of shares held in “street name,” and the proxy materials are being forwarded to you by that holder together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote and are also invited to attend the annual meeting.

STOCKHOLDERS ENTITLED TO ATTEND THE ANNUAL MEETING

All stockholders as of the record date (or their duly appointed proxies) may attend the annual meeting.

QUORUM

The presence at the annual meeting, in person or by proxy, of the holders of one-third (33 1/3%) of the shares of our common stock outstanding and entitled to vote as of the record date will constitute a quorum. There must be a quorum for any action to be taken at the annual meeting (other than an adjournment or postponement of the annual meeting). If you properly submit a proxy, even if you abstain from voting or cast a WITHHOLD vote, then your shares will be counted for purposes of determining the presence of a quorum. If a broker or bank indicates on a proxy that it lacks discretionary authority as to certain shares to vote on a particular matter, commonly referred to as “broker non-votes,” those shares will still be counted for purposes of determining the presence of a quorum at the annual meeting.

HOW YOU MAY VOTE ON EACH PROPOSAL

The voting options for the proposals that we will consider at the annual meeting are:

•	Proposal 1 – Election of Directors. In the election of directors, you may vote FOR any one or all of the nominees or your vote may be WITHHELD with respect to any one or all of the nominees.

•	Proposal 2 – Ratification of Appointment of Independent Auditors. For the ratification of the appointment of Ernst & Young LLP, you may vote FOR or AGAINST the proposal or you may indicate that you wish to ABSTAIN from voting on the proposal.

•	Proposal 3 – Approval of 2022 Stock Incentive Plan Amendment. For the approval of an amendment to the Company’s 2022 Stock Incentive Plan to increase the number of shares of common stock reserved for issuance pursuant to awards under the plan from 6,250,000 shares to 10,750,000 shares, you may vote FOR or AGAINST the proposal or you may indicate that you wish to ABSTAIN from voting on the proposal.

VOTES REQUIRED FOR APPROVAL

The voting requirements for the proposal that we will consider at the annual meeting are:

•	Proposal 1 – Election of Directors. Six candidates will be elected by a plurality of the voting power of the shares of stock present, in person or by proxy, at the annual meeting and entitled to vote on this matter. That is, the six candidates that receive the highest number of affirmative votes FOR their election will be elected to serve on our Board of Directors. A WITHHOLD vote with respect to any nominee will not affect the election of that nominee. Broker non-votes will have no effect on the election of directors.

•	Proposal 2 – Ratification of Independent Auditors. The affirmative vote of a majority of the voting power of the shares of stock present, in person or by proxy, at the annual meeting and entitled to vote on this matter FOR this proposal will be required for ratification. For this proposal, if you chose to ABSTAIN from voting, it will count as a vote cast and will therefore have the same effect of a vote AGAINST this proposal.

•	Proposal 3 – Approval of 2022 Stock Incentive Plan Amendment. The affirmative vote of a majority of the votes cast, in person or by proxy, at the annual meeting FOR this proposal will be required to amend the 2022 Stock Incentive Plan to increase the number of shares of common stock reserved for issuance pursuant to awards under the plan from 6,250,000 shares to 10,750,000 shares. For this proposal, if you chose to ABSTAIN from voting, it will have no effect on this proposal as abstentions will not be considered as votes cast. Broker non-votes will also have no effect on this proposal.

RIGHTS OF DISSENTERS

No action is proposed at this meeting for which the laws of the state of Delaware or our bylaws (the “Bylaws”) provide a right of our stockholders to dissent and obtain appraisal of or payment for such stockholders’ common stock.

HOW PROXIES WILL BE TABULATED AND VOTED

Votes will be tabulated by Odyssey Trust Company. We do not expect any matters to be presented for a vote at the annual meeting other than the matters described in this proxy statement. If you grant a proxy, any of the officers named as proxy holder, Robert Quartermain and Shawn Campbell or their nominee(s) or substitute(s), will have the discretion to vote your shares on any additional matters that are properly presented for a vote at the annual meeting. If a nominee is not available as a candidate for director, any of the officers named as proxy holder will vote your proxy for another candidate nominated by our Board of Directors.

Proxies submitted properly will be voted in accordance with the instructions contained therein. If you submit a proxy but do not provide voting directions, the proxy will be voted:

•	FOR each of the six director nominees;

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm;

•	FOR the approval of an amendment to the Company’s 2022 Stock Incentive Plan to increase the number of shares of common stock reserved for issuance pursuant to awards under the plan from 6,250,000 shares to 10,750,000 shares;

and in such manner as the proxy holders named on the proxy determine, in their discretion, upon such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

If your shares are held through a broker, bank or other nominee (collectively referred to as “brokers”), the broker will vote your shares according to the specific instructions it receives from you. If the broker does not receive voting instructions from you, the broker may vote only on proposals that are considered “routine” matters. Under applicable rules and guidance of the New York Stock Exchange (“NYSE”), at this year’s annual meeting, your broker may vote without your instructions only on Proposal 2 (Ratification of Appointment of Independent Auditors). The broker’s failure to vote on Proposal 1 (Election of Directors) and Proposal 3 (Approval of 2022 Stock Incentive Plan Amendment) because the broker lacks discretionary authority to do so is commonly referred to as a “broker non-vote”.

CHANGING YOUR VOTE

After you have submitted your proxy, you may change the votes you cast or revoke your proxy at any time before the votes are cast at the annual meeting by:

•	delivering a written notice of your revocation to our Chief Legal Officer at our principal executive office located at 106 Glendale Drive, Suite A, Lead, South Dakota 57754; or

•	executing and delivering a later dated proxy card; or

•	by the Internet by following the voting instructions provided in the Notice.

In addition, the powers of the proxy holders to vote your stock will be suspended if you attend the annual meeting and so request, although attendance at the annual meeting will not by itself revoke a previously granted proxy.

SOLICITATION COSTS

The accompanying proxy is solicited on behalf of the Company by its Board of Directors, and the cost of solicitation will be borne by Dakota Gold. Following the original mailing of the proxies and soliciting materials, directors, officers, and employees of the Company may solicit proxies by mail, telephone, facsimile, email or personal interviews. We will also request banks and brokers to solicit their customers who have a beneficial interest in our common stock registered in the names of nominees, and we will reimburse banks and brokers for their reasonable out-of-pocket expenses in so doing. Such cost is anticipated to be immaterial.

PROPOSAL 1:
ELECTION OF DIRECTORS

The Board of Directors unanimously recommends that the Company’s stockholders vote FOR the election of each of the six nominees.

The Board of Directors has nominated for election at the annual meeting Drs. Quartermain and O’Rourke, Mr. Aberle and Messes. Grafton, Koenig and Schroeder to serve until the 2026 annual meeting of stockholders or until their successors are elected. Each nominee has consented to being named as a nominee.

The following table sets forth the name, age, and current positions of each nominee:

Name	Age	Position	Director Since
Gerald Aberle(5)	66	Director, Chief Operating Officer	March 2022
Jennifer S. Grafton(1)(2)(3)(4)	49	Director, Chair of the Compensation Committee	March 2022
Amy K. Koenig(1)(2)(3)(5)	51	Director, Lead Independent Director, Chair of the Nominating and Corporate Governance Committee	March 2022
Stephen O’Rourke(4)(5)	69	Director, Managing Director, Co-Chairman of the Board of Directors, Chair of the ESG Committee, Chair of Technical Committee	March 2022
Robert Quartermain(4)(5)	70	Director, Co-Chairman of the Board of Directors, President and Chief Executive Officer	March 2022
Alice Schroeder(1)(2)(3)	68	Director, Chair of the Audit Committee	August 2022

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating and Corporate Governance Committee.
(4)	Member of the ESG Committee.
(5)	Member of the Technical Committee.

The six candidates that receive the highest number of affirmative votes will be elected to serve on our Board of Directors.

Nominees for Election

Biographical information regarding each nominee is set forth below, based upon information furnished to us by the nominee.

Gerald Aberle. Mr. Aberle has served as Chief Operating Officer and a director of Dakota Gold, in each case since March 2022, and has held numerous corporate management positions for public companies operating in the exploration business. After graduating with a Bachelor of Science in Mining Engineering from the South Dakota School of Mines, Mr. Aberle attained more than 50 years of experience in the minerals industry, including 22 years at the Homestake Gold Mine (1976-1988) in Lead, South Dakota. In addition, his mining background includes extensive engineering, operations management and project management experience, including consulting in the mining, underground construction and minerals exploration business for clients including Homestake Mining Co., Barrick Gold Corp., and the State of South Dakota and the University of Washington in connection with the planning and development of the National Science Foundation’s national deep underground science and engineering laboratory. Our Board of Directors believes Mr. Aberle’s experience and skills developed as a member of corporate management for several publicly traded mining companies provide him with the appropriate background in matters related to mining operations and risk assessment and make him well-qualified to serve as a director of the Company.

Jennifer S. Grafton. Ms. Grafton has served as a director of Dakota Gold since March 2022 and has served as Lead Independent Director of Farmland Partners, Inc. (NYSE: FPI) since March 2023. Previously, she served as Executive Vice President and General Counsel (March 2023—May 2024) and Senior Vice President and Deputy General Counsel (January 2021–February 2023) of E2open Parent Holdings Inc. (NYSE: ETWO), a cloud-based, end-to-end supply chain management software company. From December 2008 to July 2019, Ms. Grafton worked at Westmoreland Coal Company (NASDAQ: WLB), most recently serving as Chief Legal Officer, Chief Administrative Officer and Secretary. Prior to Westmoreland, Ms. Grafton worked in the corporate group of various Denver-based and national law firms focusing her practice on securities and corporate governance. Ms. Grafton holds a Master of Business Administration from the University of Michigan, Juris Doctorate from the University of Denver and a Bachelor of Arts in politics and government from the University of Puget Sound. Our Board of Directors believes Ms. Grafton’s experience and skills developed as a lawyer and an executive officer for several publicly traded companies provide her with the appropriate background in matters related to corporate governance and risk assessment and make her well-qualified to serve as a director of the Company.

Amy K. Koenig. Since 2013, Ms. Koenig has served in various roles of increasing responsibility for Black Hills Corporation (NYSE: BKH), an electric and gas utility company headquartered in Rapid City, South Dakota, most recently as Vice President - Governance, Chief Legal Officer and Deputy General Counsel. She has served as a director of Dakota Gold since March 2022. Ms. Koenig is a Certified Corporate Governance Professional. Prior to joining Black Hills Corporation in 2013, Ms. Koenig spent ten years in private practice as a litigator with Gunderson, Palmer, Nelson & Ashmore, LLP. Ms. Koenig holds a Juris Doctorate from the University of South Dakota School of Law. Before beginning her legal career, Ms. Koenig held various engineering roles of increasing responsibility in both the chemical and computer industries and holds a Bachelor of Science in chemical engineering from the South Dakota School of Mines & Technology. Ms. Koenig also serves as Vice-Chair for the Board of Directors of the Children’s Home Society of South Dakota and is a member of the American Association of University Women. Our Board of Directors believes Ms. Koenig’s experience and skills developed as a lawyer and senior executive for a publicly traded company provide her with the appropriate background in matters related to corporate governance and risk assessment and make her well-qualified to serve as a director of the Company.

Stephen O’Rourke. Dr. O’Rourke has served as Managing Director of Dakota Gold since July 2024 and as a director of Dakota Gold since March 2022, and served as President of global petroleum exploration for BHP Billiton (“BHPB”) (NYSE: BHP) (May 2007—May 2011) and was a member of its senior management team. Other key roles at BHPB included Vice President of Development Planning and Vice President of Appraisal and Petroleum Engineering (June 2003—May 2007). From July 1983 to March 2000, he held various senior technical and management roles for Shell Oil Co. He is a founding partner of Strategic Management Partners LLC, a consulting firm based in Rapid City, South Dakota, specializing in energy, minerals and business development. He currently is a Non-Executive Lead Director of RESPEC, an engineering consulting firm also based in Rapid City. He is also a director for Dakota Oil and Gas Co., a privately held South Dakota-focused oil and gas exploration company. Dr. O’Rourke is also a co-founder and past Chairman of the South Dakota School of Mines & Technology Geological Engineering advisory board. Dr. O’Rourke holds a Bachelor of Science in Geological Engineering and an Honorary Doctorate of Public Service from South Dakota Mines and is a graduate of the Wharton School of Business Advanced Management Program. Our Board of Directors believes Dr. O’Rourke’s experience and skills developed as an executive officer for a publicly traded company provide him with the appropriate background in matters related to mining operations and risk assessment and make him well-qualified to serve as a director of the Company.

Robert Quartermain. Dr. Quartermain has served as President and Chief Executive Officer of Dakota Gold since October 2024 and as a director of Dakota Gold since March 2022. From January 2010 to December 2019, he was Executive Chairman of Pretium Resources Inc., which he founded. Prior to Pretium, he was President and Chief Executive Officer of Silver Standard Resources Inc. (now SSR Mining Inc.) for 25 years from 1985 to 2010. Dr. Quartermain holds a Bachelor of Science from the University of New Brunswick, a Master of Science from Queens University, his Professional Geoscience certification from the Engineers and Geoscientists BC and Honorary Doctor of Science from the University of New Brunswick. In addition to his focus on Dakota Gold, Dr. Quartermain has a number of education, wildlife and social justice philanthropic interests that he supports. Our Board of Directors believes Dr. Quartermain’s experience and skills developed as an executive officer and director for several publicly traded mining companies provide him with the appropriate background in matters related to finance, mining operations and risk assessment and make him well-qualified to serve as a director of the Company.

Alice Schroeder. Ms. Schroeder has served as a director of Dakota Gold since August 2022 and serves or has served on numerous public company boards, including HSBC North America Holdings Inc. (October 2021 – present), Prudential plc (June 2013 – May 2022), Dakota Gold Corp. (August 2022 – present), Carbon Streaming Corporation (January 2022 – present), Natus Medical Incorporated (February 2019 - July 2022), as well as private, private equity-backed and venture boards such as Bank of America Merrill Lynch International (February 2016 – December 2018), RefleXion Medical, Inc. (April 2021 – present), Cetera Financial Group (April 2012 – April 2014), Westland Insurance Group Limited (February 2021 – May 2023) and Quorum Health Corporation (June 2018 – July 2021). She has served on or chaired audit, compensation, nominating/governance, and sustainability committees on many boards. She began her career as a CPA at Ernst & Young and spent nearly two decades on Wall Street as an analyst and banker as a managing director at several firms, principally Morgan Stanley. Ms. Schroeder holds a Bachelor of Business Administration and a Master of Business Administration from the University of Texas at Austin. In addition, she is active in a variety of philanthropic causes related to historic preservation, education, and service to veterans. Our Board of Directors believes Ms. Schroeder’s experience and skills developed as a director for numerous publicly traded companies provide her with the appropriate background in matters related to finance and risk assessment and make her well-qualified to serve as a director of the Company.

PROPOSAL 2:
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors, pursuant to the recommendation of the Audit Committee of the Board of Directors, unanimously recommends that the Company’s stockholders vote FOR the ratification of the appointment of Ernst & Young LLP (“EY”) to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2025.

The affirmative vote of the holders of a majority of the common stock entitled to vote and represented in person or by proxy at the annual meeting is required to ratify the selection of our independent registered public accounting firm for the fiscal year ending December 31, 2025. In the event the ratification is not approved by the required number of holders, the Audit Committee may reconsider, but will not necessarily change, its selection of EY to serve as our independent registered public accounting firm. A representative of EY will not attend the annual meeting.

EY has been engaged as the Company’s independent registered public accounting firm since August 14, 2023 and audited the Company’s financial statements as of and for the fiscal years ended December 31, 2024 and 2023. The following table sets out the aggregate fees billed for the fiscal years ended December 31, 2024 and 2023 for the categories of fees described:

	Fiscal year ended December 31, 2024	Fiscal year ended December 31, 2023
Audit fees(1)	$450,000	$300,000
Audit-related fees(2)	—	—
Tax fees(3)	—	—
All other fees	—	—
Total Fees	450,000	300,000

(1)	Audit fees consist of the aggregate fees billed or expected to be billed by EY for the audit of the Company’s consolidated annual financial statements, reviews of interim financial statements, consents, comfort letters and financial accounting and reporting consultations.
(2)	Audit-related fees are fees for professional services rendered for other attest services, accounting consultations and audits in connection with acquisitions, and attest services related to financial reporting that are not required by statute or regulation.
(3)	Tax fees consist of fees for professional services rendered in connection with tax compliance, tax advice and tax planning.

Pre-Approval Policies and Procedures

All services to be performed by the Company’s auditors must be approved in advance by the Audit Committee. The Audit Committee has considered whether the provision of services other than audit services is compatible with maintaining the auditors’ independence and has adopted a charter governing its conduct. The charter is reviewed annually and requires the pre-approval of all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its auditors, subject to the de minimis exceptions for non-audit services as allowed by applicable law or regulation. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, if decisions of such a subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting. Pursuant to these procedures, all services and related fees reported during the fiscal years ended December 31, 2024 and 2023 were pre-approved by the Audit Committee.

PROPOSAL 3:
APPROVAL OF 2022 STOCK INCENTIVE PLAN AMENDMENT

The Board of Directors unanimously recommends that the Company’s stockholders vote FOR the proposal to approve an amendment to the Company’s 2022 Stock Incentive Plan (the “2022 Stock Plan”) to increase the number of shares of common stock reserved for issuance pursuant to awards under the 2022 Stock Plan.

We are seeking stockholder approval of an amendment to the 2022 Stock Plan to increase the number of shares of common stock authorized for issuance pursuant to awards granted under the 2022 Stock Plan from 6,250,000 shares to 10,750,000 shares, or by 4,500,000 shares (the “Plan Amendment”). As of the record date, we have granted 5,166,211 shares of common stock under the Plan.

Background and Purpose of the Proposal

The purpose of the proposed Plan Amendment is to increase the number of shares of common stock that we may issue pursuant to awards under the 2022 Stock Plan by 4,500,000 shares to a new aggregate of 10,750,000 shares.

The 2022 Stock Plan was approved by our Board of Directors on March 23, 2022 and by our stockholders at the 2022 annual meeting on August 22, 2022. The purpose of the 2022 Stock Plan is to foster and promote the long-term financial success of the Company and materially increase shareholder value by (a) motivating superior performance by means of performance-related incentives, (b) encouraging and providing for the acquisition of an ownership interest in the Company by Employees, Non-Employee Directors and Third Party Service Providers (each as defined in the 2022 Stock Plan) and (c) enabling the Company to attract and retain qualified and competent persons to serve as members of an outstanding management team and the Board of Directors upon whose judgment, interest, and performance are required for the successful and sustained operations of the Company.

We expect that the shares currently reserved for issuance pursuant to awards under the 2022 Stock Plan will soon be exhausted. Accordingly, based on the recommendation of our Compensation Committee, the Board of Directors unanimously adopted the Plan Amendment on February 20, 2025, subject to the approval of our stockholders at the annual meeting.

If our stockholders do not approve the Plan Amendment at the annual meeting, the 2022 Stock Plan will continue in effect in its current form, and we will continue to grant equity awards under the 2022 Stock Plan until the shares of common stock reserved for issuance pursuant to awards thereunder are exhausted. If that happens, we will lose an important compensation tool that is designed to attract, motivate and retain highly qualified talent and more closely align our employees’ interests with our stockholders’ interests.

If the Plan Amendment is approved by our stockholders at the annual meeting, we intend to file shortly thereafter, pursuant to the Securities Act of 1933, as amended (the “Securities Act”), a registration statement on Form S-8 to register the additional shares of common stock authorized for issuance under the 2022 Stock Plan pursuant to the Plan Amendment.

Text of the Amendment

The Plan Amendment increases the maximum number of shares of common stock that we may issue pursuant to awards under the 2022 Stock Plan by 4,500,000 shares. To reflect such increase, Section 4.1 of the 2022 Stock Plan would be amended and restated in its entirety as follows:

“4.1 Number of Shares Authorized and Available for Awards. Subject to adjustment as provided under the Plan, the total number of Shares that are available for Awards under the Plan shall be 10,750,000 Shares. Such Shares may be authorized and unissued Shares, treasury Shares, Shares purchased in the open market or in private transactions, or any combination of the foregoing, as may be determined from time to time by the Board or by the Committee. Any of the authorized Shares may be used for any type of Award under the Plan, and any or all of the Shares may be allocated to Incentive Stock Options.”

Shares Available for Issuance

As noted above, the 2022 Stock Plan is the only compensation plan under which we grant equity-based awards to our employees, contractors and outside directors. If the Plan Amendment is approved by the Company’s stockholders, we will have the following shares available for issuance pursuant to equity-based awards (all share counts determined as of the record date of March 14, 2025):

Shares available for issuance under the 2022 Stock Plan prior to stockholder approval of the Plan Amendment	6,250,000
Additional shares to be approved for issuance under the Plan Amendment	4,500,000
Total shares available for issuance pursuant to new awards upon stockholder approval of the Plan Amendment	10,750,000

Outstanding Awards under Existing Plans

As of the record date, there were 99,035,332 total outstanding shares of the Company’s common stock. Additionally, as of the record date, (a) there were (i) 1,759,635 stock options outstanding, (ii) 1,595,540 restricted share units (“RSUs”) outstanding and (iii) 511,804 performance share units (“PSUs”) outstanding under the 2022 Stock Plan, and (b) 2,485,625 fully vested stock options outstanding that were granted under our prior 2021 Stock Incentive Plan. Other than the foregoing, no other awards were outstanding as of the record date under our equity compensation plans.

Description of the 2022 Stock Plan

The following discussion and summary of the material terms of the 2022 Stock Plan is qualified in its entirety by reference to the full text of the 2022 Stock Plan, which was set forth as Appendix A to our Proxy Statement on Schedule 14A filed on July 25, 2022.

Background and Purpose of the 2022 Stock Plan

The purpose of the 2022 Stock Plan is to foster and promote the long-term financial success of the Company and materially increase shareholder value by providing an additional means for the Company to attract, motivate, retain and reward directors, officers, employees and certain independent consultants.

Administration

The Compensation Committee will administer the 2022 Stock Plan. Except where prohibited by applicable law, the Compensation Committee may delegate some or all of its administrative duties or powers with respect to the 2022 Stock Plan to one or more of its members or to one or more officers of the Company or any subsidiary or to one or more agents or advisors. For purposes of Rule 16b-3 of the Exchange Act and for grants to non-employee directors, the 2022 Stock Plan must be administered by a committee consisting solely of two or more independent directors. The appropriate acting body, be it the Compensation Committee, a member thereof or an officer within his or her delegated authority, is referred to in this proposal as the “Administrator.”

The Administrator has broad authority under the 2022 Stock Plan with respect to award grants, including, without limitation, the authority:

•	To select participants and determine the type(s) of award(s) that they are to receive;

•	To determine the number of shares that are to be subject to awards and the terms and conditions of awards, including the price (if any) to be paid for the shares or the award;

•	Subject to the other provisions of the 2022 Stock Plan, to make certain adjustments to outstanding awards and authorize the conversion, succession or substitution of awards; and

•	To allow the purchase price of awards or shares of common stock to be paid in the form of cash or its equivalent, by the delivery of already-owned shares of common stock or by a reduction of the number of shares deliverable pursuant to the awards, by cashless exercise, on such terms as the Administrator may authorize, or any other form permitted by law.

Eligibility

Persons eligible to receive awards under the 2022 Stock Plan include officers and employees of the Company or any of its subsidiaries and non-employee directors of the Company, as well as certain independent contractors who render bona fide services to the Company or one of its subsidiaries. As of July 22, 2022, there were 11 employees (including officers) and 0 consultants of the Company and its subsidiaries, and five non-employee directors of the Company who would potentially be eligible to receive awards under the 2022 Stock Plan.

Authorized Shares

The 2022 Stock Plan currently authorizes the issuance of up to 6,250,000 shares of common stock pursuant to plan awards.

Shares that are subject to or underlie awards that expire or for any reason are canceled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the 2022 Stock Plan are available for reissuance under the 2022 Stock Plan. In addition, shares tendered or withheld to satisfy the exercise price of options or tax withholding obligations, and shares covering the portion of exercised share-settled stock appreciation rights (“SARs”) that were not issued upon the exercise of such SAR, are available for reissuance under the 2022 Stock Plan.

No Repricing

In no event will any adjustment be made to a stock option or SAR under the 2022 Stock Plan (by amendment, cancellation and regrant, exchange for other awards or cash or other means) that would constitute a repricing of the per share exercise or base price of the award, unless such adjustment is approved by the stockholders of the Company. Adjustments made in accordance with the 2022 Stock Plan to reflect a stock split or similar event are not deemed to be a repricing.

Dividends and Dividend Equivalents

Unless otherwise determined by the Compensation Committee, dividends accrue on unvested shares of restricted stock, provided that the Compensation Committee may require that any dividends on such shares of restricted stock be automatically deferred and reinvested in additional restricted stock subject to the same restrictions on vesting as the underlying award, or may require that dividends or other distributions on restricted stock be paid to the Company for the account of the participant and held pending vesting of the underlying award. Accrued dividend-equivalent amounts with respect to awards subject to performance vesting shall not be paid unless and until such awards to which they relate become vested.

Types of Awards

The 2022 Stock Plan authorizes stock options, SARs, restricted stock, RSUs, performance units, PSUs and other forms of awards that may be granted or denominated in or otherwise determined by reference to the shares of common stock of the Company, as well as cash awards. The 2022 Stock Plan provides flexibility to offer competitive incentives and to tailor benefits to specific needs and circumstances. Awards may, in certain cases, be paid or settled in cash.

Stock Options

A stock option is a right to purchase shares of common stock at a future date at a specified price per share (the “exercise price”). The per share exercise price of an option generally may not be less than the fair market value of a share of common stock on the date of grant. The maximum term of an option is ten years from the date of grant. An option may be either an incentive stock option or a nonqualified stock option. Incentive stock options are taxed differently than nonqualified stock options and are subject to more restrictive terms under the Internal Revenue Code of 1986, as amended (the “Code”), and the 2022 Stock Plan. Incentive stock options may be granted only to employees of the Company or a subsidiary thereof.

SARs

A SAR is the right to receive payment of an amount equal to the excess of the fair market value of a share of common stock on the date of exercise of the SAR over the base price of the SAR. The base price is established by the Administrator at the time of grant of the SAR and may not be less than the fair market value of a share of common stock on the date of grant. SARs may be granted in connection with other awards or independently. The maximum term of a SAR is ten years from the date of grant.

Restricted Stock

Shares of restricted stock are shares of the Company’s common stock that are subject to forfeiture and to certain restrictions on sale, pledge, or other transfer by the recipient during a particular period of employment or service or until certain performance vesting conditions are satisfied. Subject to the restrictions provided in the applicable award agreement and the 2022 Stock Plan, a participant receiving restricted stock may have all of the rights of a stockholder as to such shares, including the right to vote and the right to receive dividends; provided, however, that the Compensation Committee may require that any dividends on such shares of restricted stock be automatically deferred and reinvested in additional restricted stock subject to the same restrictions on vesting as the underlying award, or may require that dividends or other distributions on restricted stock be paid to the Company for the account of the participant and held pending vesting of the underlying award.

RSUs

A RSU represents the right to receive one share of common stock on a specific future vesting or payment date. Subject to the restrictions provided in the applicable award agreement and the 2022 Stock Plan, a participant receiving RSUs has no rights as a stockholder with respect to the RSUs until the shares of common stock are issued to the participant. RSUs may be granted with dividend-equivalent rights that are payable only if the underlying RSUs vest. RSUs may be settled in cash if so provided in the applicable award agreement.

Performance Units

A performance unit is a performance-based award that has an initial notional value equal to a dollar amount determined by the Compensation Committee. The number of performance units earned is determined based on the attainment of one or more performance goals set forth in the award agreement over a specified performance period. Earned performance units (if any), may be settled in the form or cash, shares of common stock, or a combination thereof at the end of the applicable performance period.

PSUs

A PSU is a performance-based award that entitles the recipient to receive shares of common stock based on attainment of one or more performance goals. Each PSU shall designate a target number of shares payable under the award, with the actual number of shares earned (if any) based on a formula set forth in the award agreement related to the attainment of one or more performance goals. A participant receiving PSUs has no rights as a stockholder until the shares of common stock are issued to the participant. PSUs may be granted with dividend-equivalent rights that are payable only if the underlying PSUs are earned. PSUs may be settled in cash if so provided in the applicable award agreement.

Cash Awards

The Administrator, in its sole discretion, may grant cash awards, including, without limitation, discretionary awards, awards based on objective or subjective performance criteria, and awards subject to other vesting criteria.

Other Awards

The other types of awards that may be granted under the 2022 Stock Plan include, without limitation, the grant or offer for sale of unrestricted shares of common stock and the grant of deferred shares of common stock or deferred share units, and similar securities with a value derived from the value of, or related to, the shares of common stock or returns thereon.

Other Terms

Change of Control

In the event of a change in control, unless otherwise determined by the Compensation Committee, (a) all outstanding options and SARs will immediately become fully vested (and, to the extent applicable, all performance conditions shall be deemed satisfied) and exercisable, (b) all other awards subject to time vesting will immediately become fully vested and will be settled in cash, shares of common stock or a combination thereof as soon as practicable following such change in control, (c) all other awards, other than options and SARs, that are subject to performance vesting will immediately vest and all performance conditions will be deemed satisfied as if target performance was achieved, and will be settled in cash, shares of common stock or a combination thereof as soon as practicable following such change in control, and (d) the treatment of other awards that do not vest pursuant to (a), (b) or (c) above will be determined in accordance with the applicable award agreement or, if not specified in the award agreement, will be determined by the Compensation Committee.

Transferability of Awards

Awards under the 2022 Stock Plan generally are not transferable by the recipient other than by will or the laws of descent and distribution, or pursuant to domestic relations orders. Awards with exercise features are generally exercisable during the recipient’s lifetime only by the recipient. Any amounts payable or shares issuable pursuant to an award generally will be paid only to the recipient or the recipient’s beneficiary or representative. The Administrator has discretion, however, to establish written conditions and procedures for the transfer of awards to other persons or entities, as long as such transfers comply with applicable federal, state and provincial securities laws and provided that any such transfers are not for consideration.

Adjustments

As is customary in plans of this nature, the share limits and the number and kind of shares available under the 2022 Stock Plan and any outstanding awards, as well as the exercise or purchase prices of awards, are subject to adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends, or other similar events that change the number or kind of shares outstanding, and extraordinary dividends or distributions of property to the stockholders.

No Limit on Other Authority

The 2022 Stock Plan does not limit the authority of the Board of Directors or any committee thereof to grant awards or authorize any other compensation, with or without reference to the shares of common stock of the Company, under any other plan or authority.

Termination of, or Changes to, the 2022 Stock Plan

The Board may amend or terminate the 2022 Stock Plan at any time and in any manner. Stockholder approval for an amendment will be required only to the extent then required by applicable law or any applicable stock exchange rules, or as required to preserve the intended tax consequences of the 2022 Stock Plan. For example, stockholder approval is required for any proposed amendment to increase the maximum number of shares that may be delivered with respect to awards granted under the 2022 Stock Plan. Adjustments as a result of stock splits or similar events will not, however, be considered amendments requiring stockholder approval. Unless terminated earlier by the Board of Directors, the authority to grant new awards under the 2022 Stock Plan will terminate ten years after the date on which the 2022 Stock Plan was approved by the Board of Directors. Outstanding awards will generally continue following the expiration or termination of the 2022 Stock Plan. Generally speaking, outstanding awards may be amended by the Board of Directors (except for a repricing), but the consent of the award holder is required if the amendment (or any plan amendment) materially and adversely affects the award holder.

Certain U.S. Federal Income Tax Consequences

The following summary of the United States federal income tax consequences of awards under the 2022 Stock Plan is based upon U.S. federal income tax laws in effect on the date of this Proxy Statement. This summary does not purport to be complete, and does not discuss state, local or non-U.S. tax consequences. The tax consequences of individual awards may vary depending upon the particular circumstances applicable to any individual participant.

Nonqualified Stock Options

The grant of a nonqualified stock option under the 2022 Stock Plan will not result in any federal income tax consequences to the participant or to the Company. Upon exercise of a nonqualified stock option, the participant will recognize ordinary compensation income equal to the excess of the fair market value of the shares of common stock of the Company at the time of exercise over the option exercise price. If the participant is an employee, this income is subject to withholding for federal income and employment tax purposes. The Company is entitled to an income tax deduction in the amount of the income recognized by the participant, subject to possible limitations imposed by the Code, including Section 162(m) thereof. Any gain or loss on the participant’s subsequent disposition of the shares will be treated as long-term or short-term capital gain or loss, depending on the sales proceeds received and whether the shares are held for more than one year following exercise. The Company does not receive a tax deduction for any subsequent capital gain.

Incentive Stock Options

The grant of an incentive stock option (or “ISO”) under the 2022 Stock Plan will not result in any federal income tax consequences to the participant or to the Company. A participant recognizes no federal taxable income upon exercising an ISO (subject to the alternative minimum tax rules discussed below), and the Company receives no deduction at the time of exercise. In the event of a disposition of shares acquired upon exercise of an ISO, the tax consequences depend upon how long the participant has held the shares. If the participant does not dispose of the shares within two years after the ISO was granted, nor within one year after the ISO was exercised, the participant will recognize a long-term capital gain (or loss) equal to the difference between the sale price of the shares and the exercise price. The Company is not entitled to any deduction under these circumstances.

If the participant fails to satisfy either of the foregoing holding periods (referred to as a “disqualifying disposition”), he or she will recognize ordinary compensation income in the year of the disposition. The amount of ordinary compensation income generally is the lesser of (i) the difference between the amount realized on the disposition and the exercise price or (ii) the difference between the fair market value of the shares at the time of exercise and the exercise price. Such amount is not subject to withholding for federal income and employment tax purposes, even if the participant is an ` tax liability.

Restricted Stock

Restricted stock is generally taxable to the participant as ordinary compensation income on the date that the restrictions lapse (i.e., the date that the stock vests), in an amount equal to the excess of the fair market value of the shares on such date over the amount paid for such stock, if any. If the participant is an employee, this income is subject to withholding for federal income and employment tax purposes. The Company is entitled to an income tax deduction in the amount of the ordinary income recognized by the participant, subject to possible limitations imposed by the Code, including Section 162(m) thereof. Any gain or loss on the participant’s subsequent disposition of the shares will be treated as long-term or short-term capital gain or loss depending on the sales price and how long the stock has been held since the restrictions lapsed. The Company does not receive a tax deduction for any subsequent gain.

Participants receiving restricted stock awards may make an election under Section 83(b) of the Code (a “Section 83(b) Election”) to recognize as ordinary compensation income in the year that such restricted stock is granted in an amount equal to the excess of the fair market value on the date of the issuance of the stock over the amount paid for such stock. If the participant is an employee, this income is subject to withholding for federal income and employment tax purposes. If such an election is made, the recipient recognizes no further amounts of compensation income upon the lapse of any restrictions and any gain or loss on subsequent disposition will be long-term or short-term capital gain or loss to the recipient. However, if the stock is later forfeited, the participant will not be able to recover the tax previously paid pursuant to the Section 83(b) Election. The Section 83(b) Election must be made within 30 days from the time the restricted stock is issued. The Company is entitled to a deduction equal to the amount of income taken into account as a result of the Section 83(b) Election, subject to possible limitations imposed by the Code, including Section 162(m) thereof.

To the extent dividends are paid while the restrictions on the stock are in effect, any such dividends will be taxable to the participant as ordinary income (and will be treated as additional wages for federal income and employment tax withholding purposes, if the recipient is an employee) and will be deductible by the Company (subject to possible limitations imposed by the Code, including Section 162(m) thereof), unless the participant has made a Section 83(b) Election, in which case the dividends will generally be taxed at dividend rates and will not be deductible by the Company.

Other Awards

Other awards (such as RSUs and PSUs) are generally treated as ordinary compensation income as and when shares of common stock or cash are paid to the participant upon vesting or settlement of such awards. If the participant is an employee, this income is subject to withholding for income and employment tax purposes. The Company is generally entitled to an income tax deduction equal to the amount of ordinary income recognized by the recipient, subject to possible limitations imposed by the Code, including Section 162(m) thereof.

Section 162(m) of the Internal Revenue Code

Under Code Section 162(m), no deduction is generally allowed in any taxable year of the Company for compensation in excess of $1 million paid to any of the Company’s “covered employees.” A “covered employee” is any individual who has served at any time after December 31, 2016 as the Company’s chief executive officer, chief financial officer, or other executive officer whose compensation has been reported in a Company proxy statement, regardless of whether any such individual is still employed by the Company. The Company may be prohibited under Code Section 162(m) from deducting compensation paid pursuant to the 2022 Stock Plan to our “covered employees.”

Section 409A of the Internal Revenue Code

Section 409A of the Code provides certain requirements for the deferral and payment of deferred compensation arrangements. In the event that any award under the 2022 Stock Plan is deemed to be a deferred compensation arrangement, and if such arrangement does not comply with Section 409A of the Code, the recipient of such award will recognize ordinary income once such award is vested, as opposed to at the time or times set forth above. In addition, the amount taxable will be subject to an additional 20% federal income tax along with other potential taxes and penalties. It is intended, although not guaranteed, that all awards issued under the 2022 Stock Plan will either be exempt from or compliant with the requirements of Section 409A of the Code.

THE BOARD AND ITS COMMITTEES

Board Leadership Structure and Risk Oversight

The Board of Directors has not adopted a formal policy on the separation of the roles of the Chief Executive Officer and Chairman and will periodically review the leadership structure to determine appropriateness. Drs. Quartermain and O’Rourke, our Co-Chairmen, bring significant experience in the mining and natural resource industries, serving in various executive and board positions. Dr. Quartermain also serves as our Chief Executive Officer and Dr. O’Rourke serves as our Managing Director.

Our Corporate Governance Guidelines require that if our Chairman is not an independent, the Company’s independent directors shall designate one of the independent directors on the Board to serve as a “Lead Independent Director.” See “—Committees of the Board of Directors & Director Independence” for further discussion regarding the independence of our directors. Because Dr. Quartermain is not independent, our independent directors have designated Ms. Koenig to serve as our Lead Independent Director.

Companies such as ours face a variety of risks, including financial reporting, legal, credit, liquidity, operational, health, safety and cybersecurity. The Board of Directors believes an effective risk management system will (1) identify the material risks that we face in a timely manner, (2) communicate necessary information with respect to material risks to senior executives and to the Board of Directors or relevant board committee, (3) implement or oversee implementation of appropriate and responsive risk management and mitigation strategies consistent with our risk profile, and (4) integrate risk management into our decision-making.

The Board of Directors oversees risk management after receiving briefings from management and advisors and based on its own analysis and conclusions regarding the adequacy of our risk management processes. The Board of Directors, with assistance and input from its committees, continuously evaluates and manages material risks, including geopolitical and enterprise risk, financial risk, environmental risk, health and safety risk, and the effect of compensation structures on risk-taking behaviors. The Board of Directors’ committees are an integral part of its oversight of risk management. As examples, the committees provide the following assistance to the Board of Directors: (i) the Audit Committee assists with the assessment of the Company’s exposure to enterprise-level risks, as well as the Company’s major financial risk exposure; (ii) the Compensation Committee assists with the assessment of risks related to the performance of the Company’s executive officers; and (iii) the Environmental, Social and Governance (“ESG”) Committee and Technical Committee assist with the assessment of operating, safety culture, environmental and social risks.

By virtue of the Board of Directors working closely with executive management, who in turn work closely with Company’s employees and contractors, we believe we have created an effective and efficient risk communication system that enables collaboration and communication.

Meetings of the Board of Directors

Our Board of Directors held four regularly scheduled and two special meetings during the fiscal year ended December 31, 2024. Each incumbent director attended all regularly scheduled meetings of the Board of Directors and committees of the Board of Directors on which he or she served during the fiscal year ended December 31, 2024. All directors hold office until his or her successor is elected or until his or her earlier death, resignation or removal.

Committees of the Board of Directors & Director Independence

Our Board of Directors is currently composed of six directors, three of which are independent as defined by the listing standards of the NYSE American LLC (the “NYSE American”). We believe that our current board leadership structure is appropriate as at least half our Board of Directors are independent directors.

On March 31, 2022, the Company formed an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, a Technical Committee and an ESG Committee. The following table sets forth the number of meetings held by the Board of Directors and each committee during the fiscal year ended December 31, 2024:

Board or Committee	Number of Meetings during Fiscal year ended December 31, 2024
Board of Directors	6
Audit Committee	4
Compensation Committee	4
Nominating and Corporate Governance Committee	3
Technical Committee	3
Environmental, Social and Governance Committee	3

Audit Committee

Our Audit Committee currently consists of the following members who are all independent under applicable NYSE American listing standards: Ms. Schroeder (Chair), Ms. Grafton and Ms. Koenig. Ms. Schroeder and Ms. Grafton each qualify as an “Audit Committee Financial Expert” as that term is defined in rules promulgated by the SEC. The purpose of the Audit Committee is to provide assistance to the Board of Directors in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting, internal control and legal compliance functions of the Company and its subsidiaries, including, without limitation: (i) assisting the Board of Directors in its oversight of (a) the integrity of the financial statements of the Company, (b) the Company’s compliance with legal and regulatory requirements, (c) the qualifications and independence of the Company’s independent auditor and (d) the performance of the independent auditor; (ii) preparing the audit committee report required pursuant to the rules of the SEC for inclusion in the Company’s annual proxy statement and (iii) performing such further functions as may be consistent with the Audit Committee charter or assigned by applicable law, the Company’s Certificate of Incorporation or Bylaws or the Board of Directors.

Ms. Schroeder currently serves on the audit committee of two other public companies in addition to Dakota Gold Corp. She has been nominated for election to the board of directors of another public company. If elected, she is expected to be added to their audit committee, after which she has indicated that she intends to resign from the audit committee of one of the two other public companies upon which she currently serves immediately following such company’s next annual meeting of stockholders, which is expected to be held in May 2025.  Members of the Dakota Gold Corp Audit Committee may not serve on the audit committees of more than two other public companies unless the Board determines that such simultaneous service would not impair the ability of such member to effectively serve on the Audit Committee and discloses such determination in our Annual Report on Form 10-K or annual proxy statement. The Board has determined that the temporary service by Ms. Schroeder on the audit committees of more than two other public companies would not impair her ability to effectively serve on our Audit Committee.

The Board of Directors has adopted a written charter for the Audit Committee that may be viewed on Dakota Gold’s website at: https://dakotagoldcorp.com/site/assets/files/8378/audit-committee-charter-2023-05-17.pdf.

Compensation Committee

Our Compensation Committee currently consists of the following members who are all independent under applicable NYSE American listing standards: Ms. Grafton (Chair), Ms. Koenig and Ms. Schroeder. The purpose of the Compensation Committee is (i) to oversee the Company’s compensation and employee benefit plans and practices, including its executive and director compensation plans, and its incentive-compensation and equity-based plans; (ii) to evaluate annually the performance of the Chief Executive Officer in light of the goals and objectives of the Company’s executive compensation plans and make recommendations to the Board of Directors to determine and approve the Chief Executive Officer’s compensation level based on this evaluation; (iii) to retain, in its sole discretion, a compensation consultant, legal counsel or other adviser and evaluate the performance and advice of such compensation consultant, legal counsel or other adviser; and (iv) to perform such further functions as may be consistent with the Compensation Committee charter or assigned by applicable law, the Company’s Bylaws or the Board of Directors. In performing its functions, the Compensation Committee considers, among other things, the Company’s performance and relative stockholder return, the compensation paid to executive officers of comparable companies, and the performance of the Company’s executive officers.

The Board of Directors has adopted a written charter for the Compensation Committee that may be viewed on Dakota Gold’s website at: https://dakotagoldcorp.com/site/assets/files/8118/compensation-committee-charter-2023-05-17.pdf.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee currently consists of the following members who are all independent under applicable NYSE American listing standards: Ms. Koenig (Chair), Ms. Grafton and Ms. Schroeder. The purpose of the Nominating and Corporate Governance Committee is (i) to identify and to recommend to the Board of Directors individuals qualified to serve as directors of the Company and on committees of the Board of Directors; (ii) to advise the Board of Directors with respect to the Board of Directors composition, procedures and committees; (iii) to develop and recommend to the Board of Directors a set of corporate governance principles applicable to the Company and (iv) to oversee the evaluation of the Board of Directors of the Company. The Nominating and Corporate Governance Committee considers candidates that possess a variety of skill sets that complement the skills that are represented by the composition of the Board of Directors at any given point in time, including diversity, strategic managerial and financial skills and experience, mining industry expertise, and knowledge in other areas that are strategically important to us. Other considerations include personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, conflicts of interest and such other relevant factors that the Committee considers appropriate in the context of the needs of the Board of Directors.

The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee that may be viewed on Dakota Gold’s website at: https://dakotagoldcorp.com/site/assets/files/6960/nominating-and-governance-committee-charter-2023-05-17.pdf.

Technical Committee

Our Technical Committee currently consists of the following members: Dr. O’Rourke (Chair), Mr. Aberle, Dr. Quartermain, and Ms. Koenig. The purpose of the Technical Committee is to assist the Board of Directors in discharging its responsibilities relating to technical, health & safety matters relating to the Company’s operations, reserve and resource reporting and to address related matters. The Board of Directors has adopted a written charter for the Technical Committee that may be viewed on Dakota Gold’s website at: https://dakotagoldcorp.com/site/assets/files/6959/technical-committee-charter-2023-05-17.pdf.

Environmental, Social and Governance Committee

Our ESG Committee currently consists of the following members: Dr. O’Rourke (Chairman), Dr. Quartermain, and Ms. Grafton. The purpose of the ESG Committee is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to ESG matters, including health, safety, leadership and governance, the environment and matters regarding communities and Native American peoples. The Board of Directors has adopted a written charter for the ESG Committee that may be viewed on Dakota Gold’s website at: https://dakotagoldcorp.com/site/assets/files/6962/esg-committee-charter-2023-05-17.pdf.

Director Attendance at the Annual Meeting

All members of the Board of Directors are encouraged, but not required, to attend the annual meeting of stockholders. All members of the Board of Directors at the time of the 2024 annual meeting of stockholders held on May 14, 2024 attended the annual meeting.

Family Relationships

There are no family relationships among our directors or officers.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who beneficially own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Executive officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge based on a review of Section 16(a) filings, our officers and directors timely filed during our last fiscal year ended December 31, 2024.

Insider Trading Policy and Hedging Restrictions

The Board of Directors has adopted an insider trading policy. The provisions of this policy expressly prohibit all directors, officers and other employees of the Company from purchasing or selling, either directly or indirectly, securities of the Company while in possession of material nonpublic information related to the Company. To further ensure adherence with this policy, procedures have been established for setting blackout periods and permissible open trading windows, as well as advance notice of market transactions. The insider trading policy provides guidance as to what constitutes material information, when information becomes public and how to safeguard confidential information of the Company. The insider trading policy addresses transactions by family members and under Company plans, as well as other transactions which may be prohibited, such as short-term trading, short sales, publicly trading in options, hedging transactions and post-termination transactions. The policy discusses the consequences of an insider trading violation, additional trading restrictions and certain reporting requirements applicable to directors, officers, and designated key employees. The policy also contains guidelines and procedures related to the establishment of Rule 10b5-1 trading plans, in accordance with the new safe harbor requirements of Securities Exchange Act Rule 10b5-1.

The insider trading policy also expressly prohibits all officers, directors and employees of the Company from engaging in short sales of Company securities, hedging transactions or engaging in any other type of transaction where they will earn a profit based on a decline in the Company’s stock price, or otherwise entering into any similar arrangement with respect to Company securities.

Our insider trading policy and related Rule 10b5-1 trading plan requirements have been filed with the SEC as Exhibit 19.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

Code of Ethics

On March 30, 2022, we approved our code of ethics, which applies to all our directors, officers and employees. Our code of ethics is available on our website at www.dakotagoldcorp.com.

Where You Can Find Additional Information About Us

We maintain a company website at www.dakotagoldcorp.com from which you can alternatively access the reports we file with the SEC. Our committee charters and other important corporate governance documents are also available on our website. Information contained on the Company’s website is not part of, and is not incorporated by reference into, this proxy statement.

Communications with the Board of Directors

Stockholders and other interested parties who wish to communicate with our Board of Directors, including our Co-Chairmen of the Board of Directors, independent and non-management directors as a group, or any other individual director, may send their communication to our Chief Legal Officer at info@dakotagoldcorp.com or 106 Glendale Drive, Suite A, Lead, South Dakota, 57754, USA. Our Chief Legal Officer reviews communications to the Board of Directors. Communications relating to accounting, auditing, or fraud are forwarded to the Chair of our Audit Committee, and any other communications addressing a legitimate business issue are forwarded to other members of our Board of Directors as appropriate.

OUR EXECUTIVE OFFICERS

In addition to our Chief Executive Officer and President, Dr. Quartermain, our Managing Director, Dr. O’Rourke, and our Chief Operating Officer, Mr. Aberle, both of whom also serve as members of our Board of Directors and whose biographical information is disclosed under the heading “Proposal 1: Election of Directors—Nominees for Election,” our executive officers as of the date of this proxy statement include the following individuals:

James Berry

Mr. Berry, 61, was appointed Vice-President of Exploration of Dakota Gold in December 2021. He has over 30 years of experience in the mining and exploration industry as an exploration and production geologist working in gold, silver, nickel, copper, and platinum-group element commodities for both underground and open pit deposits.

He has worked for Asarco LLC (January 1990 – July 1990), Homestake Mining Company of California (May 1991 – October 2000), Goldcorp Inc. (March 2001–August 2006), Barrick Gold Corporation (August 2006 –November 2007), Romarco Minerals Inc. (November 2007 – October 2015), OceanaGold Corporation (October 2015 – June 2016), Nickel Creek Platinum Corp. (September 2016 – November 2020) and Hycroft Mining Holding Corporation (November 2021 – December 2021) in increasing roles of responsibility.

Highlights of Mr. Berry’s career include working on the Haile deposit in South Carolina, where he developed an exploration model that tripled the size of the deposit and advanced the deposit to production. In addition, while at Homestake he was part of an exploration team that identified several Precambrian and Tertiary targets in the Homestake District. These included the North Drift, Lower Main Ledge, Upper 7 Ledge, 11 Ledge, 15 Ledge, Tinton, Maitland, and Chism Gulch. Mr. Berry holds a Bachelor’s degree in Geology from the University of Tennessee and is a Registered Member of the Society for Mining, Metallurgy & Exploration.

Shawn Campbell

Mr. Campbell, 44, was appointed Chief Financial Officer of Dakota Gold in June 2021. He has over 15 years of progressively senior experience in project and operations financial management obtained via professional practice, capital markets and industry experience. Mr. Campbell most recently served as the Chief Financial Officer of GT Gold Corp. (November 2019–May 2021) and before that with Goldcorp Inc. in various roles, including the Head of Investor Relations (April 2018–October 2019) and the Head of Finance for Canada and U.S. (July 2013–March 2016). He holds a Bachelor of Commerce Degree (Distinction) from the University of Victoria, and a Diploma in Accounting (DAP) from the University of British Columbia. He is a Chartered Professional Accountant (CPA, CA) and a CFA Charter Holder.

Patrick Malone

Mr. Malone, 51, joined Dakota Gold as Chief Sustainability Officer in November 2022. In January 2024, he was appointed to the position of Senior Vice President, Chief Administrative Officer and External Relations and in October 2024, he was appointed the position of Senior Vice President, Chief Legal Officer. Mr. Malone has more than two decades experience in sustainable permitting, operation, closure, and redevelopment of mining properties. Previously, Mr. Malone held legal and executive positions at Barrick Gold Corporation, including Head of North American Legal and Regulatory Affairs (December 2016 - February 2020); Vice President Closure and Governance North America (February 2020 - March 2022), and Vice President Reclamation and Closure (March 2022 - November 2022). While at Barrick, Mr. Malone was responsible for both the Homestake and Richmond Hill mines, serving as President of both Homestake Mining Company of California and LAC Minerals (USA). Mr. Malone holds degrees in both Conservation Biology from Brigham Young University and a Juris Doctorate from J. Reuben Clark Law School at Brigham Young University.

Each officer is appointed by our Board of Directors and shall hold office until his or her successor has been elected, unless a different term is specified in the resolution electing the officer, or until his or her earlier death, resignation or removal.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following summary compensation table summarizes the compensation paid to our named executive officers (each a “NEO”) for the 2024 fiscal year (ended on December 31, 2024) and the 2023 fiscal year (ended on December 31, 2023).

Name and Principal Position	Fiscal Year	Salary ($)	Bonus (1) ($)	Stock Awards (2) ($)	Option Awards (3) ($)	All Other Compensation ($)		Total ($)
Dr. Robert Quartermain,	2024	--	--	150,000	--	--		150,000
President and CEO (4)
Jonathan Awde,	2024	258,333	--	337,500	112,500	321,525	(6)	1,029,848
Former CEO (5)	2023	305,833	186,000	337,500	112,500	--		941,833
Gerald Aberle,	2024	285,000	--	300,000	100,000	--		685,000
COO (7)	2023	280,962	171,000	300,000	100,000	--		851,962
Patrick Malone,	2024	269,231	27,019	281,250	93,750	81,226	(9)	752,476
SVP, Chief Legal Officer (8)	2023	250,000	130,000	262,500	87,500	19,381		749,381

(1)	Amounts reported in this column represent discretionary annual cash bonus amounts paid to the NEOs for fiscal years 2024 and 2023.
(2)	Amounts are based on the grant date fair value, calculated in accordance with FASB Accounting Standards Codification Topic 718, Compensation – Stock Compensation (“ASC 718”), utilizing the assumptions discussed in Note 9 to the Company’s consolidated financial statements for the fiscal year ended December 31, 2024. The value of the performance share units granted in fiscal year 2024, assuming achievement of the maximum performance level, would have been $0 for Mr. Quartermain, $500,000 for Mr. Awde, $400,000 for Mr. Aberle and $375,000 for Mr. Malone.
(3)	Amounts are based on the grant date fair value, calculated in accordance with ASC 718, utilizing the assumptions discussed in Note 9 to the Company’s consolidated financial statements for the fiscal year ended December 31, 2024.
(4)	Dr. Quartermain was appointed President and Chief Executive Officer of the Company on October 30, 2024. Dr. Quartermain serves as the Company’s President and Chief Executive Officer without any cash compensation.
(5)	Mr. Awde resigned as the President and Chief Executive Officer of the Company effective as of October 30, 2024.
(6)	Severance payment in connection with Mr. Awde’s departure, which includes a lump-sum payment of $310,000 as described more fully in “—Potential Payments Upon Termination or Change of Control” below, as well as accrued vacation pay and accrued standard business expenses.
(7)	Mr. Aberle was appointed Chief Operating Officer in March 2022.
(8)	Mr. Malone was appointed Chief Sustainability Officer of the Company on November 14, 2022 and was appointed Senior Vice President, Chief Administrative Officer and External Relations in January 2023. He was made Chief Legal Officer in October 2024.
(9)	Travel and accommodation costs of $81,226.

Compensation Philosophy and Practices

The amount of compensation paid by the Company to each of the Company’s officers and the terms of those persons’ employment is determined by the Board of Directors. The Board of Directors evaluates past performance and considers future incentive and retention in considering the appropriate compensation for the Company’s officers. The Company believes that the compensation paid to the Company’s directors and officers is fair to the Company. The Board of Directors believes that the use of equity compensation is at times appropriate for employees, and in the future intends to use equity compensation awards to reward outstanding service or to attract and retain individuals with exceptional talent and credentials. The use of stock options and other incentive equity awards is intended to strengthen the alignment of interests of executive officers and other key employees with those of our stockholders.

Employment Agreements

Dr. Quartermain does not have an employment agreement with the Company and has agreed to serve as the Company’s President and Chief Executive Officer without any cash compensation but is eligible for grants of equity-based compensation at the sole discretion of the Board. Mr. Quartermain is not eligible for any cash severance payments upon any termination of his service with the Company.

The Company entered into an employment agreement with its Chief Operating Officer, Mr. Aberle, effective as of April 19, 2024 (the “Aberle Agreement”), pursuant to which agreement he will receive an annual base salary of at least $285,000. Pursuant to the terms and conditions of the Aberle Agreement, Mr. Aberle will be eligible (i) to receive an annual bonus based upon attaining certain performance criteria set by the Board with a target bonus opportunity of 60% of Mr. Aberle’s annual base salary and (ii) to participate in the Company’s securities-based compensation plans, with the award of any grants being at the discretion of the Board. Pursuant to the terms and conditions of the Aberle Agreement, if the Company terminates Mr. Aberle without cause or Mr. Aberle resigns for good reason, then Mr. Aberle will be entitled to receive: (i) any Accrued Benefits (as defined in the Aberle Agreement) and, (ii) subject to Mr. Aberle’s continued compliance with certain obligations of the Aberle Agreement, (A) a pro-rated estimated annual bonus payment for the year of termination earned up to the termination date and (B) a lump-sum payment in an amount equal to (1) two times (2x) Mr. Aberle’s then current annual base salary and (2) two times (2x) an annual bonus deemed to be 75% of Mr. Aberle’s then current annual base salary. Under the terms of the Aberle Agreement, Mr. Aberle may only terminate the agreement for “good reason” if one of the events specified in the agreement occurs within three months prior to, or within 12 months after, a change of control. If the Company terminates Mr. Aberle for cause or Mr. Aberle resigns without good reason, then Mr. Aberle is only entitled to receive certain Accrued Benefits. Any other termination of the agreement by Mr. Aberle will not trigger the severance payments described above. In addition, any stock options or other incentive equity awards held by Mr. Aberle will fully vest as of the date of such termination.

The Company entered into an employment agreement with its Senior Vice President, Mr. Malone, effective as of April 19, 2024 (the “Malone Agreement”), pursuant to which agreement he will receive an annual base salary of at least $275,000. Pursuant to the terms and conditions of the Malone Agreement, Mr. Malone will be eligible (i) to receive an annual bonus based upon attaining certain performance criteria set by the Board with a target bonus opportunity of 50% of Mr. Malone’s annual base salary and (ii) to participate in the Company’s securities-based compensation plans, with the award of any grants being at the discretion of the Board. Pursuant to the terms and conditions of the Malone Agreement, if the Company terminates Mr. Malone without cause or Mr. Malone resigns for good reason, then Mr. Malone will be entitled to receive: (i) any Accrued Benefits (as defined in the Malone Agreement) and, (ii) subject to Mr. Malone’s continued compliance with certain obligations of the Malone Agreement, (A) a pro-rated estimated annual bonus payment for the year of termination earned up to the termination date and (B) a lump-sum payment in an amount equal to (1) one and a half times (1.5x) Mr. Malone’s then current annual base salary and (2) one and a half times (1.5x) an annual bonus deemed to be 75% of Mr. Malone’s then current annual base salary. Under the terms of the Malone Agreement, Mr. Malone may only terminate the agreement for “good reason” if one of the events specified in the agreement occurs within three months prior to, or within 12 months after, a change of control. If the Company terminates Mr. Malone for cause or Mr. Malone resigns without good reason, then Mr. Malone is only entitled to receive certain Accrued Benefits. Any other termination of the agreement by Mr. Malone will not trigger the severance payments described above. In addition, any stock options or other incentive equity awards held by Mr. Malone will fully vest as of the date of such termination.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the outstanding equity awards held by the Company’s NEOs as of December 31, 2024.

		Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Other Rights That Have Not Vested ($)
Dr. Robert Quartermain	275,000	-		4.76	May 17, 2026	-		-	-		-
	-	-		-	-	35,588		78,294	-		-
	-	-		-	-	70,755	(1)	155,661	-		-
Jonathan Awde	93,124	46,564	(2)	3.01	September 2, 2027	-		-	-		-
	27,047	54,096	(3)	2.81	March 1, 2028	-		-	-		-
	-	107,032	(4)	2.12	March 1, 2029	-		-	-		-
	-	-		-	-	11,075	(5)	24,365	-		-
	-	-		-	-	-		-	11,145	(7)	24,519
	-	-		-	-	26,691	(6)	58,720	-		-
	-	-		-	-	-		-	53,381	(8)	117,438
	-	-		-	-	53,066	(1)	116,745	-		-
	-	-		-	-	-		-	106,132	(9)	233,490
	300,000	-		4.76	May 17, 2026	-		-	-		-
Gerald Aberle	275,000	-		4.76	May 17, 2026	-		-	-		-
	81,484	40,743	(2)	3.01	September 2, 2027	-		-	-		-
	24,042	48,085	(3)	2.81	March 1, 2028	-		-	-		-
	-	95,139	(4)	2.12	March 1, 2029	-		-	-		-
	-	-		-	-	9,690	(5)	21,318	-		-
	-	-		-	-	-		-	9,752	(7)	21,454
	-	-		-	-	23,725	(6)	52,195	-		-
	-	-		-	-	-		-	47,450	(8)	104,390
	-	-		-	-	47,170	(1)	103,774	-		-
	-	-		-	-	-		-	94,340	(9)	207,548
Patrick Malone	200,000	100,000	(3)	3.74	November 18, 2027	-		-	-		-
	21,037	42,074	(3)	2.81	March 1, 2028	-		-	-		-
	-	89,193	(4)	2.12	March 1, 2029	-		-	-		-
	-	-		-	-	41,666	(5)	91,665	-		-
	-	-		-	-	20,760	(6)	45,672	-		-
	-	-		-	-	-		-	41,519	(8)	91,342
	-	-		-	-	44,222	(1)	97,288	-		-
	-	-		-	-	50,000	(1)	110,000	-		-
	-	-		-	-	-		-	88,443	(9)	194,575

(1)	Represents restricted stock units that vest in three equal tranches on March 1, 2025, 2026 and 2027 . The market value of the restricted stock units is calculated by multiplying the number of shares underlying the restricted stock units by $2.20, the closing price of the Company’s stock on December 31, 2024.
(2)	Represents unvested options that vest on May 11, 2025.
(3)	Represents unvested options that vest in two equal tranches on March 1, 2025 and 2026.
(4)	Represents unvested options that vest in three equal tranches on March 1, 2025, 2026 and 2027.

(5)	Represents restricted stock units that vest on May 11, 2025. The market value of the restricted stock units is calculated by multiplying the number of shares underlying the restricted stock units by $2.20, the closing price of the Company’s stock on December 31, 2024.
(6)	Represents restricted stock units that vest in two equal tranches on March 1, 2025 and 2026. The market value of the restricted stock units is calculated by multiplying the number of shares underlying the restricted stock units by $2.20, the closing price of the Company’s stock on December 31, 2024.
(7)	Represents performance share units that can vest between 0% - 200% of the target number of shares, based on relative total stockholder return of the Company as compared to the MVIS Global Junior Gold Miners Index. The performance share units will settle in two equal tranches on March 1, 2024 and 2025. The market value of the performance share units is calculated by multiplying the target number of shares underlying the performance share units by $2.20, the closing price of the Company’s stock on December 31, 2024.
(8)	Represents performance share units that can vest between 0% - 200% of the target number of shares, based on relative total stockholder return of the Company as compared to the MVIS Global Junior Gold Miners Index. The performance share units will settle in three equal tranches on March 1, 2024, 2025 and 2026. The market value of the performance share units is calculated by multiplying the target number of shares underlying the performance share units by $2.20, the closing price of the Company’s stock on December 31, 2024.
(9)	Represents performance share units that can vest between 0% - 200% of the target number of shares, based on relative total stockholder return of the Company as compared to the MVIS Global Junior Gold Miners Index. The performance share units will settle in three equal tranches on March 1, 2025, 2026 and 2027. The market value of the performance share units is calculated by multiplying the target number of shares underlying the performance share units by $2.20, the closing price of the Company’s stock on December 31, 2024.

Potential Payments Upon Termination or Change of Control

The following table describes the estimated potential payments and benefits under the Company’s compensation and benefit plans and contractual agreements (i) to which the NEOs other than Mr. Awde would have been entitled if a termination of employment or change of control occurred on December 31, 2024 and (ii) which Mr. Awde is eligible to receive in connection with his resignation on October 30, 2024. The actual amounts to be paid out can only be determined at the time of the NEO’s departure from the Company. The amounts reported in the table below do not include payments and benefits to the extent they are provided generally to all salaried employees upon termination of employment and do not discriminate in scope, terms or operation in favor of the NEOs or include distributions of plan balances under the Company’s 401(k) plan or savings plans. The amounts reported assume payment of all previously earned and unpaid salary, vacation pay and short- and long-term incentive awards.

The Company entered into a separation agreement with Mr. Awde in connection with his resignation. Under the agreement, Mr. Awde will provide assistance in the transition of his responsibilities and is entitled to (i) cash payments of up to US$620,000, payable 50% upon signing the agreement, 25% three months thereafter, subject to the Company achieving a certain capital raising threshold, and 25% upon the Company’s publication of the Richmond Hill Initial Assessment with Cash Flow (IACF) report, (ii) a cash payment of US$465,000 in the event of a change in control of the Company within 24 months; and (iii) continued vesting of his outstanding equity awards, in all cases so long as Mr. Awde remains in compliance with the covenants in the agreement, which include non-solicitation, confidentiality and other matters. Mr. Awde also agreed (i) to retain all Company securities he beneficially owns at least until publication of the IACF report for Richmond Hill, (ii) not to take certain actions as a stockholder of the Company for at least one year and (iii) to forfeit his vested stock options to acquire 387,500 shares of the Company’s common stock. Mr. Awde also agreed, following an investigation by the Board, to amend certain Form 4s he previously filed with the Securities and Exchange Commission that do not affect the Company’s financial statements or internal controls.

	Termination without “Cause”	Resignation	Death or Disability (1)	Change of Control (2)	Double-Trigger (3)
Named Executive Officer	($)	($)	($)	($)	($)
Dr. Robert Quartermain
Cash severance (4)	-	-	-	-	-
Acceleration of equity awards (5)	233,995	-	233,995	233,995	233,995
Total Termination Benefits	233,995	-	233,995	233,995	233,995

Jonathan Awde
Cash severance (6)	-	620,000	-	-	1,085,000
Acceleration of equity awards (5)	-	-	575,278	583,141	583,141
Total Termination Benefits	-	620,000	575,278	583,141	1,668,141

Gerald Aberle
Cash severance (4)	997,500	-	-	-	997,500
Acceleration of equity awards (5)	518,291	-	510,679	518,291	518,291
Total Termination Benefits	1,515,791	-	510,679	518,291	1,515,791

Patrick Malone
Cash severance (4)	721,875	-	-	-	721,875
Acceleration of equity awards (5)	637,677	-	630,542	637,677	637,677
Total Termination Benefits	1,359,552	-	630,542	637,677	1,359,552

(1)	The values in this column represent the intrinsic value of the unvested stock options, restricted stock units and performance share units that are subject to acceleration upon a termination due to death or disability. Such intrinsic value calculated as (x) the market value per share of our common shares minus the exercise price (if any) of the award, multiplied by (y) the number of shares underlying the unvested award. Options that are “out-of-the-money” have a value of $0 for purposes of the above table. Pursuant to the 2022 Plan, (i) unvested restricted stock units outstanding as of the date of a termination due to death or disability fully accelerate, (ii) any performance share units eligible to vest in a performance period during which such termination occurs fully vest assuming achievement of target performance and (iii) unvested stock options outstanding as of the date of a termination due to death or disability fully accelerate.
(2)	Represents the value of all unvested PSUs at target, RSUs and stock options outstanding as of December 31, 2024. Under the 2022 Plan, all RSUs and stock options will be fully accelerated and all PSUs will be fully accelerated at target level upon the occurrence of a change of control.
(3)	In the case of Messrs. Aberle and Malone, represents payments upon a termination of the NEO’s employment within three months prior to, or twelve months following, a Change of Control without Cause or due to (i) a material diminution in the NEO’s base salary as a result of a change of control, (ii) a material diminution in the NEO’s duties, authorities and responsibilities (other than temporarily while physically or mentally incapacitated or as required by applicable law) as a result of a change of control, or (iii) a requirement to relocate the NEO’s primary work location more than 50 miles from the current location as a result of a change of control. In case of Mr. Awde, represents a cash payment of $465,000 payable in the event of a change in control of the Company within 24 months following Mr. Awde’s resignation.
(4)	In the case of Messrs. Aberle and Malone, cash severance is equal to the sum of (A) a pro-rated estimated annual bonus payment for the year of termination earned up to the termination date and (B) a lump-sum payment in an amount equal to two times (2x) or one and a half times (1.5x), respectively, of (i) the NEO’s then current annual base salary and (ii) an annual bonus deemed to be 75% of the NEO’s then current annual base salary.
(5)	The value in this row represents the intrinsic value of the unvested stock options, restricted stock units and performance share units that are subject to acceleration, with such intrinsic value calculated as (x) the market value per share of our common shares minus the exercise price (if any) of the award, multiplied by (y) the number of shares underlying the unvested award. Options that are “out-of-the-money” have a value of $0 for purposes of the above table. The number of shares underlying unvested PSUs is determined assuming performance at target levels. See “Outstanding Equity Awards” table above for a full listing of all unvested equity awards as of December 31, 2024. Market value per share of our common stock is equal to the closing price of the Company’s common shares on December 31, 2024, which was $2.20.
(6)	Represents cash payments of up to $620,000, payable 50% upon signing the agreement, 25% three months thereafter, subject to the Company achieving a certain capital raising threshold, and 25% upon the Company’s publication of the Richmond Hill Initial Assessment with Cash Flow (IACF) report. As of the date of this proxy statement, Mr. Awde has received an amount equal to $465,000 in respect of such cash payment.

Compensation Committee Interlocks and Insider Participation

No executive or director of the Company serves as a member of the compensation committee or board of directors of another entity.

Non-Executive Director Compensation

The table below summarizes the compensation provided to the Company’s non-executive Directors during the fiscal year ended December 31, 2024:

	Fees Earned or Paid in Cash		Stock Awards (1)	Option Awards	Total
Director	($)		($)	($)	($)
Robert Quartermain	-	(2)	150,000	-	150,000
Stephen O’Rourke	161,000	(3)	150,000	-	311,000
Jennifer Grafton	50,000	(4)	100,000	-	150,000
Amy Koenig	50,000	(4)	100,000	-	150,000
Alice Schroeder	50,000	(4)	100,000	-	150,000

(1)	The amounts reported in this column represent grant date fair value calculated pursuant to FASB ASC Topic 718. Each director was granted restricted stock units on March 1, 2024 which will vest ratably on the three anniversaries following the grant date.
(2)	Dr. Quartermain has elected not to receive any fees for his services as a non-executive director for the Company and instead has asked that the Company donate the fees he would have otherwise received to national charities as well as local charities in South Dakota.
(3)	$12,500 per month from July 1, 2024 to December 31, 2024, in addition to regular Co-Chair and Board fees.
(4)	$12,500 per quarter.

Directors are also entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our Board of Directors. Our Board of Directors may award special remuneration to any director undertaking any special services on our behalf other than services ordinarily required of a director.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Company engages in related party transactions that involve its officers and directors and/or companies controlled by the officers and directors. We do not have a formal written policy for the review and approval of transactions with related parties. However, the Audit Committee charter and our code of ethics each provide guidelines for reviewing any “related party transaction.” In particular, our code of ethics requires that all related party transactions be disclosed to the Audit Committee or a special independent committee of the Board of Directors for review and approval. Additionally, our code of ethics prohibits conflicts of interest and provides non-exclusive examples of conduct that would violate the prohibition.

We annually require each of our directors and executive officers to complete a directors’ or officers’ questionnaire, respectively, that elicits information about related party transactions. Our Board of Directors and legal counsel annually review all transactions and relationships disclosed in the directors’ and officers’ questionnaires, and the Board of Directors makes a formal determination regarding each director’s independence. If a director were determined no longer to be independent, that director, if he or she serves on any of the Audit Committee, the Nominating and Corporate Governance Committee, or the Compensation Committee, would be removed from such committee prior to (or otherwise would not participate in) any future meetings of the committee. If the transaction were to present a conflict of interest, the Board of Directors would determine the appropriate response. As of the date of this proxy statement, we have six directors, including three that the Board of Directors has determined as independent directors as follows: Ms. Grafton, Ms. Koenig and Ms. Schroeder. An “independent” director is a director whom the Board of Directors has determined satisfies the requirements for independence, including those established under the Sarbanes-Oxley Act of 2002, Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and under Section 803A of the NYSE American Company Guide.

Following is an analysis of related party transactions:

•	During the year ended December 31, 2024, approximately $0.10 million was paid to JCTA for Mr. Awde’s base salary. During the year ended December 31, 2023, approximately $0.49 million was paid to JCTA for Mr. Awde’s base salary and 2023 approved short-term incentive. No other payments were made to JCTA during the years ended December 31, 2024 and 2023.

Indemnification of Directors and Officers

Our Certificate of Incorporation and Bylaws provide that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the Delaware General Corporation Law, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders’ or directors’ resolution or by contract. We are also permitted to maintain insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions.

OWNERSHIP OF COMMON STOCK

Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the number of shares is deemed to include the number of shares beneficially owned by such person by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The address for all listed officers and directors is 106 Glendale Drive, Suite A, Lead, South Dakota 57754.

The following table sets forth, as of the record date of March 14, 2025, the number and percentage of outstanding shares of common stock owned by: (a) each person who is known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock; (b) each of our directors and director nominees; (c) the NEOs; and (d) all current directors and executive officers, as a group. As of record date, there were 99,032,807 shares of common stock issued and outstanding.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned (1)		Percentage of Class (1)
Gerald Aberle, COO and Director	4,795,562	(2)	4.8%
James Berry, Vice President of Exploration	755,414	(3)	*
Shawn Campbell, CFO	938,213	(4)	*
Jennifer Grafton, Director	152,736	(5)	*
Amy Koenig, Director	152,736	(6)	*
Patrick Malone, SVP & CLO	542,457	(7)	*
Stephen O’Rourke, Co-Chair and Director	1,177,460	(8)	1.2%
Robert Quartermain, President, CEO, Co-Chair and Director	8,346,904	(9)	8.4%
Alice Schroeder, Director	369,057	(10)	*
All Directors and Officers as a Group (9 persons)	17,230,539		17.4%
Orion Resource Partners (USA) LP 1045 Avenue of the Americas, New York, NY, 10018	9,011,503	(11)	9.1%

*	Represents less than one percent.
(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. The number of shares shown include shares that such person has the right to acquire within 60 days of the record date. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.
(2)	Consists of 4,318,538 shares of common stock and 477,024 vested options.
(3)	Consists of 253,674 shares of common stock, 492,050 vested options and 9,690 vested RSUs.
(4)	Consists of 366,892 shares of common stock, 447,154 vested options, 6,922 vested RSUs and 117,254 warrants.
(5)	Consists of 52,736 shares of common stock and 100,000 vested options.
(6)	Consists of 52,736 shares of common stock and 100,000 vested options.
(7)	Consists of 128,986 shares of common stock, 371,805 vested options and 41,666 vested RSUs.
(8)	Consists of 902,460 shares of common stock and 275,000 vested options.
(9)	Consists of 7,530,771 shares of common stock, 275,000 vested options, and 541,133 warrants.
(10)	Consists of 260,039 shares of common stock, 100,000 vested options and 9,018 warrants.
(11)	Based solely on a report on Schedule 13G/A filed on November 14, 2024.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this Report.

The Audit Committee is currently comprised of Alice Schroeder (Chair), Jennifer Grafton and Amy Koenig. The Audit Committee is responsible for overseeing and evaluating the Company’s financial reporting process on behalf of the Board of Directors, selecting and retaining the independent auditors, and overseeing and reviewing the internal audit function of the Company.

Management has the primary responsibility for the Company’s financial reporting process, accounting principles, and internal controls, as well as preparation of the Company’s financial statements in accordance with generally accepted accounting principles in the United States (“GAAP”). The independent auditors are responsible for performing an audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing reports thereon. The Audit Committee is responsible for overseeing the conduct of these activities. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures or to independently verify the representations made by management and the independent auditors. The Audit Committee’s considerations and discussions with management and the independent auditors do not assure that the Company’s financial statements are presented in accordance with GAAP or that an audit of the annual financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States), or that the independent auditors are, in fact, “independent.”

The Audit Committee has met and held discussions with management and the independent auditors on a regular basis. The Audit Committee plans and schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its responsibilities. The Audit Committee’s meetings include, whenever appropriate, executive sessions with the independent auditors without the presence of the Company’s management. The Audit Committee has reviewed and discussed with both management and the independent auditors the Company’s consolidated financial statements as of the fiscal year ended December 31, 2024, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements. Management advised the Audit Committee that the financial statements were prepared in accordance with GAAP. The Audit Committee has relied on this representation, without independent verification, and on the representations of the independent auditors included in their report on the consolidated financial statements.

The Audit Committee discussed with the independent auditors the matters required to be discussed pursuant to the Statement of Auditing Standards, as amended, the Public Company Accounting Oversight Board (PCAOB) Auditing Standards and the NYSE American listing standards. The independent auditors have provided to the Audit Committee the written disclosures and the letter required by PCAOB Rule 3526, “Communication with Audit Committees Concerning Independence,” and the Audit Committee has discussed with the independent auditors their independence. The Audit Committee has also considered whether the independent auditors’ provision of other non-audit services to the Company is compatible with maintaining auditor independence. The Audit Committee has concluded that the provision of non-audit services by the independent auditors was compatible with the maintenance of independence in the conduct of their auditing functions.

Based upon its review and discussions with management and the independent auditors and the reports of the independent auditors, and in reliance upon such information, representations, reports and opinions, the Audit Committee recommended that the Board of Directors approve the audited financial statements for inclusion in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2024, and the Board of Directors accepted the Audit Committee’s recommendations.

Submitted by the Members of the Audit Committee:

Alice Schroeder, Chair

Jennifer Grafton

Amy Koenig

STOCKHOLDER PROPOSALS FOR THE 2026 ANNUAL MEETING

Stockholders may present proposals for inclusion in our proxy materials for the 2026 annual meeting of stockholders where such proposals are consistent with applicable law, pertain to matters appropriate for stockholder action and are not properly omitted by our action in accordance with the proxy rules. Pursuant to SEC Rule 14a-8(e)(2), we must receive a proposal by December 3, 2025 (120 days prior to the anniversary of the mailing date of this proxy statement) in order to consider it for inclusion in the proxy materials for the 2026 annual meeting of stockholders. Any stockholder who desires to submit a proposal for inclusion in the proxy materials for the 2026 annual meeting of stockholders must submit the proposal in writing to our Chief Legal Counsel at our principal executive office located at 106 Glendale Drive, Suite A, Lead, South Dakota 57754. The form and substance of these proposals must satisfy the requirements established by our Bylaws and the SEC.

Notice of stockholder proposals and stockholder director nominations to be considered at next year’s annual meeting of stockholders but not to be included in the proxy statement must be in compliance with the advance notice procedures and informational requirements set forth in our Bylaws. In accordance with our Bylaws, to be timely, such stockholder’s notice must be delivered to our Chief Legal Counsel at our principal executive office located at 106 Glendale Drive, Suite A, Lead, South Dakota 57754, not later than the close of business on February 12, 2026 (the 90th  day prior to the first anniversary of the 2025 annual meeting of stockholders) nor earlier than the close of business on January 13, 2026 (the 120th  day prior to the first anniversary of the 2025 annual meeting of stockholders); provided, however, that in the event that the 2026 annual meeting of stockholders is held prior to April 13, 2026 (30 days before the first anniversary of the 2025 annual meeting of stockholders) or after July 22, 2026 (70 days after the first anniversary of the 2025 annual meeting of stockholders), for notice by the stockholder to be timely it must be so delivered not earlier than the close of business on the 120th  day prior to such annual meeting date and not later than the close of business on the later of the 90th  day prior to such annual meeting or the 10th  day following the day on which public disclosure of the date of such meeting is first made by Dakota Gold.

OTHER MATTERS

Our management and the Board of Directors know of no other matters to be brought before the annual meeting. If other matters are presented properly to the stockholders for action at the annual meeting and any postponements and adjournments thereof, it is the intention of the proxy holders named in the proxy to vote in their discretion on all matters on which the common stock represented by such proxy are entitled to vote.

You are urged to complete, sign, date and return your proxy promptly. You may revoke your proxy at any time before it is voted. If you attend the annual meeting, as we hope you will, you may vote your shares during the annual meeting.

By order of the Board of Directors,

/s/ Robert Quartermain
Robert Quartermain
Co-Chairman

Copyright © 2025 BetaNXT, Inc. or its affiliates. All Rights Reserved styleIPC The undersigned hereby appoints Robert Quartermain and Shawn Campbell (the "Named Proxies"), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Dakota Gold Corp. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. This proxy is being solicited on behalf of the Board of Directors PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE Dakota Gold Corp. Annual Meeting of Stockholders For Stockholders of record as of March 14, 2025 Tuesday, May 13, 2025 8:00 AM, Mountain Time 106 Glendale Drive, Suite A, Lead, South Dakota P.O. BOX 8016, CARY, NC 27512-9903 Internet: www.proxypush.com/DC • Cast your vote online • Have your Proxy Card ready • Follow the simple instructions to record your vote Phone: 1-866-243-5447 • Use any touch-tone telephone • Have your Proxy Card ready • Follow the simple recorded instructions Mail: • Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the postage-paid YOUR VOTE IS IMPORTANT! envelope provided PLEASE VOTE BY: 8:00 AM, Mountain Time, May 13, 2025. Have your ballot ready and please use one of the methods below for easy voting: Your vote matters! Your control number Have the 12 digit control number located in the box above available when you access the website and follow the instructions.

Dakota Gold Corp. Annual Meeting of Stockholders Please make your marks like this: PROPOSAL YOUR VOTE BOARD OF DIRECTORS RECOMMENDS 1. Election of Directors FOR WITHHOLD 1.01 Gerald Aberle #P2# #P2# FOR 1.02 Jennifer S. Grafton #P3# #P3# FOR 1.03 Amy K. Koenig #P4# #P4# FOR 1.04 Stephen O'Rourke #P5# #P5# FOR 1.05 Robert Quartermain #P6# #P6# FOR 1.06 Alice Schroeder #P7# #P7# FOR FOR AGAINST ABSTAIN 2. To ratify the appointment of Ernst & Young LLP, as the Company's independent registered public accountant, for the fiscal year ending December 31, 2025; #P8# #P8# #P8# FOR 3. To approve an amendment to the Company's 2022 Stock Incentive Plan to increase the number of shares of common stock reserved for issuance pursuant to awards under the plan from 6,250,000 shares to 10,750,000 shares; and #P9# #P9# #P9# FOR 4. To transact such other business that may properly come before the annual meeting or at any adjournment or postponement thereof. Proposal_Page - VIFL Check here if you would like to attend the meeting in person. Authorized Signatures - Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Date Signature (if held jointly) Date THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR ON PROPOSALS 1, 2 AND 3